Exhibit (a)(5)(C)

66 Hudson Boulevard East New York, NY 10001 www.Bernstein.com +1 (212) 969 1000

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[Stockholder Name]

Re:	AB Private Credit Investors Corporation

Tender Confirmation

Dear Stockholder:

AB Private Credit Investors Corporation (the “Fund”) confirms below the final details of your tender of shares of the Fund’s common stock, par value $0.01 per share (the “Shares”), on the terms and conditions set out in the Fund’s Offer to Purchase (the “Offer to Purchase”).

Investment Account No.	XXX-XX[●]
Offer to Purchase Dated	February 27, 2026
Tender Valuation Date	March 31, 2026
Accepted Tender Shares	[●]
NAV as of Tender Valuation Date	$ [●]
Accepted Tender Amount	$ [●]

Approximately forty-five days following the Tender Valuation Date, the Accepted Tender Amount will be paid, and a trade confirmation issued.

Please refer to the Offer to Purchase for additional important information. If you have any questions regarding this confirmation, please contact your AB Advisor.

Sincerely,

AB Private Credit Investors LLC

The Adviser